Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SCYNEXIS, Inc., of our report dated March 7, 2016, relating to the financial statements of SCYNEXIS, Inc., appearing in the Annual Report on Form 10-K of SCYNEXIS, Inc., for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

March 7, 2016